Exhibit 23.6
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated January 19, 2007, with respect to the consolidated financial statements of Gallatin Steel Company for the year ended December 31, 2006 included in this Annual Report on Form 20-F of Gerdau S.A. for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Louisville, Kentucky
April 10, 2008